Filed Pursuant To Rule 433
Registration No. 333-167132
August 4, 2010
LPL Conference Call:
Investing in Gold
Hear from Juan Carlos Artigas, Investment Research Manager, with the World Gold Council, to find out how gold can serve as a potential safe haven from the uncertainty of today’s economic events by reducing overall portfolio risk and, ultimately, preserving portfolio wealth. Discover how easy it is to gain access to this asset class and learn more about:
•	Why gold now?

•	The strategic, tactical and practical drivers of gold as an asset class

•	Review of developments with respect to the current and future demand for gold
Participant Access Information
Date:Thursday, April 22
Time: 4:00-5:00 pm EST
Ph. #:888.339.2688
Password: 84783411
About the Speaker
Juan Carlos Artigas

Investment Research Manager, WORLD GOLD COUNCIL
Juan Carlos Artigas is an Investment Research Manager for the World Gold Council in New York, where he is in charge of writing strategic and research notes that put gold in the context of global financial markets. He also regularly presents the strategic case for investing in gold to institutional and private investors.
He has over 5 years of experience in financial markets, having worked for JPMorgan Securities as a US and Emerging Markets strategist, where he led the Latin American sovereign debt and Mexico local market strategy effort. He holds a BS in Actuarial Sciences from ITAM (Mexico), and an MBA and MS in Statistics from the University of Chicago. He is currently working towards a PhD in Econometrics and Statistics from the same institution.

The SPDR® Gold Trust (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust, or any underwriter or any dealer participating in the offering, will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.
The prospectus contains information about the Trust and (he SPDR® Gold Shares (the “Shares”) which is material and/or which may be important to you. You should read the entire prospectus, including “Risk Factors” before making an investment decision about the Shares.
Statement Regarding Forward-Looking Statements
This document includes “forward-looking statements” which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “it is likely,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this document that address activities, events or developments that will or may occur in the future, including such matters as changes in commodity prices and market conditions (for gold and the Shares), the Trust’s operations, the plans of the World Gold Trust Services LLC (the “Sponsor”) and references to the Trust’s future success and other similar matters are forward-looking statements. Investors are cautioned that these statements are only projections. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the Marketing Agent made based on its perception of historical trends, current conditions and expected future developments, as well as other factors believed appropriate in the circumstances. Whether or not actual results and developments will conform to the Marketing Agent’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the factors identified in the “Risk Factors” section of the Prospectus filed with the SEC and in other filings made by the Trust from time to time with the SEC. Consequently, all the forward-looking statements made in this material are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the Sponsor or Marketing Agent anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Trust’s operations or the value of the Shares. Neither the Sponsor, Marketing Agent nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the Trust, Marketing Agent nor the Sponsor is under a duty to update any of the forward-looking statements to conform such statements to actual results or to reflect a change in the Sponsor’s or Marketing Agent’s expectation or projections.
The value of the Shares relates directly to the value of the gold held by the Trust (less Trust expenses) and fluctuations in the price of gold could materially adversely affect an investment in the Shares.
Investors should be aware that there is no assurance that gold will maintain its long-term value in terms of purchasing power in the future. In the event that the price of gold declines, the Sponsor and the Marketing Agent expect the value of an investment in the Shares to similarly decline proportionately.
Not FDIC Insured — No Bank Guarantee — May Lose Value
Shareholders of the Trust will not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940 or the protections afforded by the Commodity Exchange Act of 1936. The Trust is not registered as an investment company under the Investment Company Act of 1940 and is not required to register under such act. Neither the Sponsor nor the Trustee of the Trust is subject to regulation by the CFTC. Shareholders will not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools.
For more complete information, please call 866.320.4053 or visit www.spdrgoldshares.com today.
“SPDR®” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Corporation. No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by S&P or its Affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/shares in such products. Standard & Poor’s* S&P®, SPDR, S&P 500® and Select Sector SPDRs® are registered trademark of Standard & Poor’s Financial Services LLC and have been licensed for use by State Street Corporation.
WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF DAMAGES.
State Street Global Markets, LLC, Member NASD and SIPC.
IBG-1611
Exp. Date: 4/30/2010

First issued: April 8, 2010. This Free Writing Prospectus is being filed in reliance on Rule 164(b).
SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.